TRUSTED AUTHENTICATION DEVICES, INC.
                          (formerly Delta Mutual, Inc.)
                   1730 Rhode Island Avenue, N.W. (suite 812)
                             Washington, D.C. 20006


                                                               February 12, 2002


To the Stockholders of
TRUSTED AUTHENTICATION DEVICES, INC.
of Record December 12, 2001


         On or about December 13, 2001, we mailed to you a Notice of a Special Meeting of Stockholders and Information Statement in relation to the special meeting of stockholders held on December 24, 2001. At that meeting, the company's certificate of incorporation was amended to change its name to "Trusted Authentication Devices, Inc.", increase its authorized common stock from 20,000,000 to 100,000,000 shares, and authorize the issuance of 5,000,000 shares of Preferred Stock. The stockholders also elected Kenneth A. Martin, Sailor H. Mohler, and Phillip Chung to serve as the company's directors, and reserved 2,000,000 shares of common stock for issuance pursuant to the "2001 Employees Stock Option Plan" which was adopted at that meeting.

         Subsequent to that meeting, it has come to our attention that the company's Annual Report on Form 10-KSB which was distributed as an attachment to the Information Statement contained letters of Mr. Daniel J. Baier, CPA, dated February 22, 2000 and April 16, 2001, approving the financial statements for the period ended December 31, 1999, which financial statements were set forth in such Annual Report. Through oversight, Mr. Baier's consent was not obtained, and his letter should not have been used since he did not have an opportunity to review the accuracy of such figures in the light of subsequent events. Our apologies to Mr. Baier.

         Attached please find a substitute report, dated August 23, 2001, supplied by Van Buren & Hauke, independent certified public accountants in New York City. As indicated in their letter, Van Buren & Hauke have reviewed the company's financial statements for 1999, and issued their report with respect thereto. There is no change in the figures which appeared in the financial statements included as part of the Information Statement.

         If you have any questions, please call me at (202) 408-1155.

                                                Very truly yours,



                                                Kenneth A. Martin
                                                    President

                INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS' REPORT
                ------------------------------------------------


To the Board of Directors and Stockholders of Delta Mutual, Inc.

We have audited the accompanying balance sheet of Delta Mutual, Inc. (a development stage company) (the "Company") as of December 31, 1999, and the related statements of operations, stockholders' deficiency and cash flows for the period from November 17, 1999 (inception) through December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Delta Mutual Inc. at December 31, 1999, and the results of its operations and its cash flows for the period from November 19, 1999 (inception) to December 31, 1999 in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company is a development stage company. As more fully discussed in Note 2, the Company presently does not have sufficient liquid assets to finance its anticipated funding needs and obligations. If fundraising activities are not successfully completed, the Company may not be able to meet its obligations as they become due and, accordingly, may not be able to continue its business operations as presently anticipated. This condition raises substantial doubt about its ability to continue as a going concern. Management's plan in regard to these matters is also described in Note
2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                               /s/ Van Buren & Hauke, LLC
                                                    Certified Public Accountants
                                                    63 Wall Street, Suite 2501
                                                    New York, NY  10005



New York, NY
August 23, 2001

                             VAN BUREN & HAUKE, LLC
                          CERTIFIED PUBLIC ACCOUNTANTS
                           63 WALL STREET, SUITE 2501
                               NEW YORK, NY 10005





         Van Buren & Hauke, LLC, certified public accountants, hereby consents to the substitution of its opinion dated August 23, 2001, for the opinion of Daniel J. Baier, CPA, in connection with the Notice of Meeting and Information Statement as filed by Delta Mutual, Inc., with the Securities and Exchange Commission on or about November 12, 2001, and to the circulation of a copy of our opinion to the stockholders to whom such Notice of Meeting and Information Statement were sent.


                                           /s/      Van Buren & Hauke, LLC
                                                    Certified Public Accountants


New York, NY
February 12, 2002